                                                                      Exhibit 11


                              POPE & TALBOT, INC.
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share


                                                    Three Months Ended
                                                         March 31,
                                                 -------------------------
                                                    1994          1993
                                                 -----------   -----------
Weighted average number
  of common shares
  outstanding                                     12,336,311    11,629,661

Weighted average of common
  stock equivalent shares
  attributable to
  convertible debentures                           1,010,880     1,542,020

Application of the "treasury
  stock" method to the stock
  option plan                                        228,675       225,268
                                                 -----------   -----------

    Total common and common
      equivalent shares,
      assuming full dilution                      13,575,866    13,396,949
                                                 ===========   ===========

Net income                                       $ 8,588,000   $10,472,000

Add:  interest on convertible
  debentures, net of applicable
  income taxes                                       244,000       363,000
                                                 -----------   -----------

Net income, assuming
  full dilution                                  $ 8,832,000   $10,835,000
                                                 ===========   ===========

Net income per common share,
  assuming full dilution                                $.65          $.81
                                                        ====          ====


The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.